Exhibit 23.1

[KPMG Letterhead]

The Directors	Our ref NABGRP04-20FConsent0202-AW

National Australia Bank Limited

500 Bourke Street

Melbourne VIC 3000

2 February 2005

Dear Sir

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the National Australia Bank Staff Share Ownership Plan, National Australia Bank Executive Option Plan, National Australia Bank Executive Share Option Plan No. 2 and National Australia Bank Performance Rights Plan of our audit report dated December 2, 2004 except Note 57 which is dated January 21, 2005 relating to the financial report of National Australia Bank Limited (“National”) and its subsidiary companies appearing in the National’s Annual Financial Report on Form 20-F for the year ended September 30, 2004.

Yours faithfully

/S/ CARMEL MORTELL

Carmel Mortell
Partner